Exhibit 99.1

GALECTIN THERAPEUTICS ANNOUNCES $4 MILLION IN NEW EQUITY FINANCINGS

Common and Preferred private placements completed at above market prices

NORCROSS, Ga. (December 29, 2016) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today announced it has recently completed a private placement of its common stock, raising $3,000,000 in new funding. In a separate transaction, the Company also closed an additional sale of its Series B-3 preferred stock resulting in $1,008,000 of additional new proceeds.

In the placement of common stock, one existing investor and a new investor purchased 2,814,230 shares of common stock at above market price and received warrants for common stock exercisable at $5.00 per share.

Following up under its September 22, 2016 stock purchase agreement, 10X Fund, L.P, made an additional purchase of 1,008,000 shares of Series B-3 preferred stock, which are convertible into 896,997 shares of common stock. The purchase price of the Series B preferred stock was $1,008,000. Under the September 22, 2016 agreement, 10X Fund, L.P. also received warrants for common stock exercisable at $3.00 per share.

“We are pleased to complete these private placements which will provide additional funding for our clinical programs, particularly our NASH-CX clinical trial,” stated Dr. Peter Traber, President, Chief Executive Officer and Chief Medical Officer of Galectin Therapeutics. “The NASH-CX trial is designed to assess the efficacy of our lead compound GR-MD-02 in patients with NASH cirrhosis. This trial was designed and is being conducted with a primary endpoint that the U.S. Food and Drug Administration views may be a surrogate for outcomes for registration trials in this patient population.”

The NASH-CX trial enrolled 162 liver biopsy-confirmed NASH cirrhosis patients into the treatment phase. Enrolled patients are receiving either 8 mg/kg or 2 mg/kg of GR-MD-02 or placebo every other week for 52 weeks, for a total of 26 doses. The primary study endpoint is a reduction in HVPG. Patients treated with GR-MD-02 will be evaluated to determine the change in HVPG as compared to patients treated with placebo. To date, over 50% of the patients have completed at least 50% of their expected doses. More than 2600 drug infusions have been administered with no drug-related serious adverse reactions. The top-line data readout of the NASH-CX trial remains on track for December, 2017.

“NASH cirrhosis represents a large unmet medical need with no currently approved therapies,” said Dr. Traber. “A drug that can halt progression of, or reverse existing fibrosis, in NASH cirrhosis patients would be a welcome therapeutic intervention that may prevent complications, alleviate the need for liver transplant, and prevent death.”

About GR-MD-02

GR-MD-02 is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of fatty liver disease and fibrosis. Galectin-3 plays a major role in diseases that involve scarring of organs including fibrotic disorders of the liver, lung, kidney, heart and vascular system. The drug binds to galectin proteins and disrupts their function. Preclinical data in animals have shown that GR-MD-02 has robust treatment effects in reversing liver fibrosis and cirrhosis.

About Galectin Therapeutics

Galectin Therapeutics is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, which are key mediators of biologic function. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. The Company is pursuing a development pathway to clinical enhancement and commercialization for its lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for GR-MD-02 will lead to the first therapy for the treatment of NASH, or fatty liver disease, with cirrhosis and/or an additional therapy for the treatment of cancer. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of GR-MD-02 or any of its other drugs in development. The Company’s current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could prove time consuming and costly. Plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies. Regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to complete its current trials or further develop and/or fund further studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Contacts:

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com

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